UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.            )

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            HAWKINS, INC.

(Name of Registrant as Specified in its Charter)

__________________________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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HAWKINS, INC.

3100 East Hennepin Avenue

Minneapolis, Minnesota 55413

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held August 2, 2012

To our Shareholders:

The Annual Meeting of Shareholders of Hawkins, Inc. will be held at the Midland Hills Country Club, 2001 Fulham Street, Roseville, Minnesota on Thursday, August 2, 2012, at 3:00 p.m., Central Time, for the following purposes:

1. To elect seven directors;

2. To advise in a non-binding vote to approve the compensation of our executive officers as disclosed in the attached proxy statement, or a “say-on-pay” vote.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on June 11, 2012 as the record date for determining the shareholders entitled to vote at the Annual Meeting. Accordingly, only shareholders of record at the close of business on that date will be entitled to vote. Our transfer books will not be closed.

BY ORDER OF THE BOARD OF DIRECTORS

RICHARD G. ERSTAD, Secretary

Dated: June 27, 2012

IMPORTANT: To assure the necessary representation at the Annual Meeting, you are urged to SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY TO SAVE THE COMPANY THE EXPENSE OF ADDITIONAL SOLICITATION. You may revoke your proxy at any time prior to its exercise, and returning your proxy will not affect your right to vote in person if you attend the Annual Meeting and revoke the proxy.

PROXY STATEMENT

HAWKINS, INC.

3100 East Hennepin Avenue

Minneapolis, Minnesota 55413

June 27, 2012

The following proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, August 2, 2012 at the Midland Hills Country Club, 2001 Fulham Street, Roseville, Minnesota, at 3:00 p.m., Central Time, and at any adjournments of such meeting. Distribution of this Proxy Statement and proxy to shareholders began on or about June 27, 2012.

SOLICITATION

The cost of soliciting proxies and of the notices of the meeting, including the preparation, assembly and mailing of proxies and this Proxy Statement, will be borne by us. In addition to the use of the mail, proxies may be solicited personally or by telephone, mail or electronic mail by our directors, officers and regular employees. Furthermore, arrangements may be made with brokers, banks and similar organizations to send proxies and proxy materials to beneficial owners for voting instructions. We will reimburse such organizations for their expenses.

REVOCATION AND VOTING OF PROXY

Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted in accordance with the instructions in such proxy, unless the proxy is properly revoked prior to the meeting. Any shareholder giving a proxy may revoke it prior to its exercise at the meeting by (1) delivering a written notice expressly revoking the proxy to our Secretary at our offices, (2) signing and forwarding to us at our offices a later dated proxy, or (3) attending the Annual Meeting and casting his or her votes personally.

If you indicate on your proxy that you wish to abstain from voting, and you hold your shares in street name or your broker records abstentions, your shares will be considered present and entitled to vote at the Annual Meeting. Such shares will also count toward determining whether or not a quorum is present for the Annual Meeting. However, abstentions will not be taken into account in determining the approval of any of the proposals and will have the effect of casting a negative vote. If a shareholder (including a broker) does not give authority to a proxy to vote, or withholds authority to vote on a certain proposal, then the shareholder’s shares will not be considered present or entitled to vote on that proposal.

If you hold your shares in street name and do not provide voting instructions to your broker, your broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” proposals, such as an amendment and restatement of our articles of incorporation. Brokers cannot vote on their customers’ behalf on “non-routine” proposals such as the approval of an equity compensation plan or the election of directors. These rules apply to us even though the shares of our common stock are traded on the NASDAQ Global Market. If a broker votes shares for which its customers have not provided voting instructions for or against a “routine” proposal, then those shares are counted for the purpose of establishing a quorum at the Annual Meeting and also will be counted for the purpose of determining the outcome of “routine” proposals. If a broker does not receive voting instructions as to a non-routine proposal, or chooses to leave shares unvoted on a routine proposal, a “broker non-vote” will occur and those shares will be counted for the purpose of establishing a quorum at the Annual Meeting, but not for determining the outcome of those proposals. Shares that are subject to broker non-votes are considered not entitled to vote on the particular proposal, and effectively reduce the number of shares needed to approve that proposal.

As of the date of this proxy statement, we know of no matters that will be presented for determination at the meeting other than those referred to in this proxy statement. If any other matters properly come before the meeting calling for a vote of shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

OUTSTANDING SHARES AND VOTING RIGHTS

At the close of business on June 11, 2012, the record date, there were 10,500,238 shares of our common stock, par value $0.05 per share, outstanding. The common stock is our only outstanding class of capital stock. Holders of common stock are entitled to one vote for each share held on the record date with respect to all matters that may be brought before the meeting. There is no cumulative voting for directors.

PROPOSAL ONE—ELECTION OF DIRECTORS

At the Annual Meeting, seven persons are to be elected to our Board of Directors, each to hold office for the ensuing year and until his successor is duly elected and qualified. Our By-laws provide for a Board of Directors of not fewer than three nor more than eleven directors. Our Board of Directors currently consists of seven directors, as established by resolution of our Board of Directors. Our By-laws provide that the nominees must be elected by the affirmative vote of the holders of a majority of the voting power of the shares represented at the meeting (whether in person or by proxy). Abstentions and withhold votes have the effect of a vote against the nominees. Executed and delivered proxies will be voted for the election of all nominees unless you direct otherwise. Should any nominee decline or be unable to accept such nomination or to serve as a director (an event which our management does not now expect to occur), proxies will be voted for a substitute nominee or nominees in accordance with the best judgment of the person or persons acting under them.

Our Board of Directors has nominated James A. Faulconbridge, Patrick H. Hawkins, Duane M. Jergenson, John S. McKeon, Daryl I. Skaar, James T. Thompson and Jeffrey L. Wright for election to the Board of Directors.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR.

Information About Our Directors

Our directors have served as our directors continuously since the year indicated below. The following information, as of June 1, 2012, including the principal occupation or employment of each director nominee, has been furnished to us by the respective director nominees. All positions are with our Company unless otherwise noted.

Director	Principal Occupation or Employment	Age	Director Since
John S. McKeon	Chairman of the Board since 2005; Retired; President and Chief Operating Officer of ConAgra Foods, Inc. Venture Development Group from 2003 to 2005; President and Chief Operating Officer of ConAgra Foods Snack Group (formerly Golden Valley Microwave Foods, Inc.) from 1993 to 2003; President of McKeon Associates, Inc. (corporate finance consulting) from 1991 to 1993; Vice President of Northstar Industries, Inc. from 1976 to 1990.	67	1984
Patrick H. Hawkins	Chief Executive Officer since 2011; President since 2010; Business Director — Food and Pharmaceuticals from 2009-2010; Business Manager — Food and Co-Extrusion Products from 2007-2009; Sales Representative — Food Ingredients from 2002-2009; various positions with the Company from 1992 to 2002.	41	2011
James A. Faulconbridge	President of Karges-Faulconbridge, Inc. (engineering and technical services) since 1996.	44	2006
Duane M. Jergenson	Retired; Vice President of Operations of Taylor Corporation from 1985 to 1999; various positions with Taylor Corporation from 1966 to 1985.	65	1996

Director	Principal Occupation or Employment	Age	Director Since
Daryl I. Skaar	Retired; Vice President and Chief Procurement Officer of Lucent Technologies from 1997 to 2000; various positions at 3M from 1965 to 1997, most recently as Vice President of Purchasing and Packaging Engineering.	70	2001
James T. Thompson	Retired; Executive Vice President—Commercial of The Mosaic Company from 2004 to 2007; board member, Sims Metal Management since 2009; various positions at Cargill, Inc. from 1974 to 2004, most recently as President of Cargill Steel from 1996 to 2004.	61	2009
Jeffrey L. Wright	G&K Services, Inc. – Chief Financial Officer since 1999, Executive Vice President and Director since May 2009, Senior Vice President from 2004 to 2009, Treasurer and Secretary from 1999 to 2003; BMC Industries, Inc. – Treasurer from 1998 to 1999, Controller from 1996 to 1998; various positions at Employee Benefit Plans, Inc. from 1993 to 1996, most recently as Vice President and Treasurer; employed by Arthur Andersen & Co. from 1984 to 1993.	49	2009

There are no family relationships among any of our directors, executive officers, or director nominees.

Each director nominee brings unique capabilities to our Board of Directors. The Board believes the nominees as a group have the experience and skills in areas such as general business management, corporate governance, manufacturing, finance, strategic planning and risk management that are necessary to effectively oversee our Company. In addition, the Board believes that each of our directors possesses high standards of ethics, integrity and professionalism, sound judgment and a commitment to representing the long-term interests of our shareholders. The following is information as to why each nominee should serve as a director of our Company:

•

Mr. McKeon has been our Chairman of the Board since 2005 and has extensive experience in management, manufacturing and corporate finance, having served as President and Chief Operating Officer of ConAgra Foods, Inc. Venture Development Group. His knowledge of our Company and its business is also valuable in formulating and executing our business plans and growth strategies.

•

Mr. Hawkins was appointed as our Chief Executive Officer in 2011. Mr. Hawkins has been with the Company for nearly 20 years, giving him an intimate knowledge of our Company and its business and a deep passion for our Company’s continued success.

•

Mr. Faulconbridge is a principal of Karges-Faulconbridge, Inc., an engineering and technical services firm that services a broad variety of industries, including the ethanol industry. His background provides the Company with technical expertise and insight into ethanol and other industries we serve.

•

Mr. Jergenson has been on our Board for 16 years. His operations management experience with Taylor Corporation, one of the largest privately held companies in the United States, provides valuable perspective and insight as our Company seeks and implements growth opportunities.

•

Mr. Skaar has extensive experience in purchasing and procurement for large public companies, having served as Vice President and Chief Procurement Officer at Lucent Technologies and Vice President of Purchasing and Packing Engineering at 3M. This experience is valuable given the large number of products we must buy to operate our business.

•

Mr. Thompson has experience with major manufacturing and commodity companies having served 30 years at Cargill, Inc., including eight years as President of Cargill Steel, and three years as Executive Vice President—Commercial for The Mosaic Company, one of the world’s leading producers and marketers of concentrated phosphate and potash. This knowledge and experience is valuable to us in our commodity chemicals business.

•

Mr. Wright has extensive public company finance and audit experience, serving as Chief Financial Officer of G&K Services, Inc. and having been employed by Arthur Andersen & Co. He also has public company board experience, serving as a director of G&K Services, Inc. His background provides us with valuable financial and accounting experience as well as public company board experience.

Director Independence

Our Board of Directors has determined that, of the director nominees, each of Messrs. Faulconbridge, Jergenson, McKeon, Skaar, Thompson and Wright are “Independent Directors” as that term is defined under the applicable listing standards of the NASDAQ Stock Market. Accordingly, a majority of our directors are independent. In connection with its determination of independence, our Board of Directors determined that Mr. Wright’s director and officer positions with G&K Services, Inc., which is a customer of and supplier of services to the Company, did not constitute a relationship that would interfere with Mr. Wright’s exercise of independent judgment in carrying out the responsibilities of a director of our Company. All of our transactions with G&K Services, Inc. during the most recent completed fiscal year were conducted on arms-length terms in the ordinary course of business, and the amount of the transactions represents less than one-tenth of one percent of the annual revenues of both G&K Services, Inc. and our Company.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

Our Board of Directors held five meetings during the fiscal year ended April 1, 2012, hereinafter referred to as “fiscal 2012.” All directors attended at least 75% of the meetings of our Board of Directors and the committees on which they served. All directors attended our Annual Meeting of Shareholders in 2011. Our Board of Directors encourages, but does not require, director attendance at annual meetings of shareholders.

Leadership Structure of the Board of Directors

Our Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board of Directors believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The positions of Chief Executive Officer and Chairman of the Board are not currently held by the same person. This structure allows us to more fully utilize the skills of Mr. McKeon and ensures a greater active participation of the directors in setting agendas and establishing Board priorities and procedures. Further, this structure permits our Chief Executive Officer to focus on the management of the Company’s day-to-day operations.

Audit Committee

The Audit Committee, which consists of Jeffrey L. Wright (Chair), James A. Faulconbridge, and Daryl I. Skaar, is responsible for, among other things, selecting and appointing our independent auditors, meeting with the independent auditors and financial management to review the scope of the audit and the audit procedures, reviewing annually the responsibilities of the Audit Committee and recommending to our Board of Directors any changes to these responsibilities, and establishing and reviewing internal controls. The Audit Committee held four meetings during fiscal 2012.

Our Board of Directors has determined that all members of the Audit Committee are “independent” as that term is used in Section 10A(m) of the Securities Exchange Act of 1934 and “Independent Directors” as that term is defined under the applicable listing standards of the NASDAQ Stock Market. Our Board of Directors has determined that Messrs. Wright, Faulconbridge, and Skaar are “audit committee financial experts,” as the term is defined by regulations promulgated by the Securities and Exchange Commission (SEC).

The responsibilities of the Audit Committee are set forth in the Audit Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com).

Compensation Committee

The Compensation Committee, which consists of James T. Thompson (Chair), Duane M. Jergenson, Daryl I. Skaar, and Jeffrey L. Wright, is responsible for establishing compensation policies for our Company and for reviewing and setting compensation for our executive officers. The Compensation Committee held five meetings during fiscal 2012.

Our Board of Directors has determined that all members of the Compensation Committee are “Independent Directors” as that term is defined under the applicable listing standards of the NASDAQ Stock Market, “non-employee directors” as that term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, and “outside directors” as that term is used in Section 162(m) of the Internal Revenue Code of 1986, as amended .

The Compensation Committee retained independent compensation consultant McLagan, formerly Amalfi Consulting, to provide the Compensation Committee with independent advice regarding industry practices and peer company compensation programs for fiscal 2012. No member of the Board of Directors or any executive officer has any affiliation with McLagan. McLagan provides no other services to the Company, and has reported directly to the chair of the Compensation Committee. McLagan advised the Compensation Committee on the principal aspects of our executive compensation components and best practices in executive compensation and provides market information and analysis regarding the competitiveness of levels and components of total compensation for the Company’s named executive officers for fiscal 2012. In determining the competitiveness of such compensation, the Compensation Committee reviewed survey data prepared by McLagan. The Company does not benchmark its compensation. The Compensation Committee reviews and considers the information provided by McLagan to understand current compensation practices, levels and structures and to inform its compensation decisions, but not to establish specific compensation parameters based on such data.

The Compensation Committee also regularly consults with our Chief Executive Officer, who makes recommendations to the Compensation Committee regarding compensation of our executive officers other than the Chief Executive Officer. Additional information on the role of the compensation consultants and management in the Compensation Committee’s processes and procedures can be found in the Compensation Discussion and Analysis section below.

The responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com).

Governance and Nominating Committee

The Governance and Nominating Committee, which consists of James A. Faulconbridge (Chair), John S. McKeon, James T. Thompson and Jeffrey L. Wright, is responsible for identifying individuals qualified to become directors and recommending nominees to our Board of Directors for election at annual meetings of shareholders and to fill vacancies, monitoring developments in director compensation and, as appropriate, developing and recommending to our Board corporate governance principles applicable to us and overseeing public policy matters and compliance with our Code of Conduct. The Governance and Nominating Committee held four meetings during fiscal 2012. The responsibilities of the Governance and Nominating Committee are set forth in the Governance and Nominating Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com). The Governance and Nominating Committee evaluated potential candidates for director nomination on the basis indicated below and recommended to the Board of Directors that the director nominees included in this Proxy Statement be submitted to the shareholders for election at the upcoming Annual Meeting of Shareholders.

Nominating Process

In order to maintain flexibility in its consideration of candidates, our Board of Directors does not have a formal policy regarding the consideration of any director candidates recommended by shareholders. However, the Governance and Nominating Committee would consider for possible nomination qualified nominees recommended by shareholders in compliance with our By-laws. To make a director nomination, a shareholder should send the director candidate’s name, credentials and contact information, a signed statement consenting to his or her nomination and agreeing, if elected, to serve as a director, a completed director nominee questionnaire (available from our Secretary upon request) and the other information required by our By-laws, to our Secretary no later than 90 days prior to the first anniversary of the preceding year’s annual meeting. The proposing shareholder should also include his or her contact information and evidence that the person submitting the nomination is a shareholder of the Company. The Governance and Nominating Committee will evaluate candidates (nominated by shareholders or otherwise) based on financial literacy, knowledge of our industry or other background relevant to our needs, status as a stakeholder in our Company, “independence” for purposes of compliance with Internal Revenue Service and SEC rules and NASDAQ Stock Market listing standards, and willingness, ability and availability for service. The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Governance and Nominating Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s businesses.

Risk Oversight

The Company’s management is responsible for identifying the various risks facing the Company, formulating risk management policies and procedures, and managing the Company’s risk exposures on a day-to-day basis. The Board of Directors is responsible for monitoring the Company’s risk management processes by informing itself concerning the Company’s material risks and evaluating whether management has reasonable controls in place to address the material risks. The Board is not responsible, however, for identifying or managing the Company’s various risks. The Audit Committee of the Board of Directors is primarily responsible for monitoring management’s responsibility in the area of risk oversight, and risk management is a factor the Board and the Governance and Nominating Committee consider when determining which directors serve on the Audit Committee. Accordingly, management has reported to the Audit Committee on various risk management matters during fiscal 2012. The Audit Committee, in turn, reports on the matters discussed at the committee level to the full Board of Directors. The Audit Committee and the Board of Directors focus on the material risks facing the Company, including operational, market, liquidity, legal and regulatory risks, to assess whether management has reasonable controls in place to address these risks. The Board believes this allocation of responsibility provides an effective and efficient approach for addressing risk management.

Communications with Directors

Shareholders can contact the full Board of Directors, the independent directors as a group or any of the individual directors by writing to our Secretary at 3100 East Hennepin Avenue, Minneapolis, Minnesota 55413. All communications will be compiled by the Secretary and submitted to the addressees on a periodic basis.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has (i) reviewed and discussed our audited financial statements for fiscal 2012 with both our management and KPMG LLP (“KPMG”); (ii) discussed with KPMG the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, regarding communications with audit committees; (iii) received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with KPMG its independence; and (iv) considered whether the non-audit services provided by KPMG are compatible with maintaining the independence of KPMG.

Based on the review and discussions described above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for fiscal 2012 for filing with the SEC.

Jeffrey L. Wright (Chair)         James A. Faulconbridge         Daryl I. Skaar

Audit Committee of the Board of Directors

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The following table shows the aggregate fees billed to us by our independent registered public accounting firm, KPMG LLP, for services rendered during fiscal 2012 and fiscal 2011. The Audit Committee pre-approved 100% of the services described below.

Description of Fees	Fiscal 2012 Amount	Fiscal 2011 Amount
Audit Fees	$246,000	$267,300
Tax Fees (a)	50,200	100,880

Total	$296,200	$368,180

(a)	Includes tax preparation and consulting fees.

The Audit Committee’s current practice on pre-approval of services performed by our independent registered public accounting firm is to approve annually all audit services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by the independent registered public accounting firm during the year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditors’ independence. As the need arises, other specific permitted services are pre-approved on a case-by-case basis during the year. The Audit Committee has delegated to its chair pre-approval authority between meetings of the Audit Committee. Any pre-approvals made by the chair must be reported to the Audit Committee.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

The following discussion and analysis describes our compensation objectives and policies and the compensation awarded to the following executive officers (our “named executive officers”) during fiscal 2012:

•	Patrick H. Hawkins, Chief Executive Officer and President;

•	Kathleen P. Pepski, Vice President, Chief Financial Officer and Treasurer;

•	Richard G. Erstad, Vice President, General Counsel and Secretary;

•	Keenan A. Paulson, Vice President – Water Treatment Group; and

•	John R. Sevenich, Vice President – Industrial Group.

Overview

Our executive compensation program is designed to attract and retain executives who will lead our Company to achieve long-term success and growth in shareholder value. Consistent with that goal, our executive compensation is based on Company, business unit and individual performance to align the interests of our executive officers with those of our shareholders and is used to encourage our executive officers to stay with the Company. Our executive compensation program currently includes a mix of elements that rewards current results as well as motivates long-term performance through an appropriate balance of base pay and performance-based variable compensation. Our performance-based variable compensation consists of a short-term component that provides significant incentives relative to both superior current business results as well as personal performance, and a long-term incentive plan that motivates long-term performance and aligns business objectives with the interests of our shareholders. During fiscal 2012, our compensation committee made no significant changes to its executive compensation policies or to the structure of our executive compensation program, having taken into account, among other things, the fact that the holders of over 97% of the shares voted at our 2011 annual meeting of shareholders approved, on an advisory basis, the compensation of our named executive officers as disclosed in the proxy statement for that annual meeting.

Our overall corporate profitability in fiscal 2012 increased from fiscal 2011 levels. Pre-tax income from continuing operations was $35.3 million for fiscal 2012, as compared to $32.3 million for fiscal 2011. As a result, our named executive officers received above-target payouts under the corporate performance measures under our annual non-equity incentive compensation arrangement and earned above the targeted number of restricted shares under the performance-based restricted stock units granted for fiscal 2012 as described below. The corporate performance measures for fiscal 2012 were consolidated net income before taxes, which includes discontinued operations.

Gross profit for our Industrial segment was $40.4 million for fiscal 2012, as compared to $36.9 million for fiscal 2011. Gross profit for our Water Treatment segment was $25.5 million for fiscal 2012, as compared to $25.0 million for fiscal 2011. While gross profits were up over the prior year for both the Industrial and Water Treatment segments, the Compensation Committee set an operating measure of business unit profitability as the target for the business unit performance portion of the non-equity incentive compensation arrangement and the results of that operating measure fell below target. As a result, our Vice President—Water Treatment Group and Vice President—Industrial Group received below-target payouts under the business unit performance measures under our annual non-equity incentive compensation arrangement.

Determining Executive Compensation for Fiscal 2012

Our executive compensation program for the last fiscal year consisted of the following elements:

•	base salary,

•	annual non-equity incentive compensation,

•	annual equity awards,

•	contributions to long-term benefit plans, and

•	other benefits.

The Compensation Committee does not benchmark the total compensation or any element of compensation to our executives. It also does not apply a mechanical formula or target a specific amount relative to comparative data for any individual nor does it target a specific amount or relative weight for any component of compensation. Rather, the Compensation Committee members reviewed and considered broad-based third-party survey data to understand current compensation practices, levels and structures and thereby inform its compensation decisions, but not to establish specific compensation parameters based on such data. The data was collected by independent compensation consultant McLagan, a compensation consulting firm, which also provided the Compensation Committee with independent advice on industry practices and information on compensation programs of companies offering products similar to ours and from companies of comparable size to us that the Compensation Committee used in determining the compensation received by our executives during fiscal 2012. McLagan provided no other services to the Company in fiscal 2012. The Compensation Committee did not select the companies that McLagan included in its sample, although it did have input into the criteria used by McLagan in the selection process. The Compensation Committee did not use the information provided to it by McLagan in a formulaic manner, but instead used the information to inform its judgment regarding the appropriate levels and components of total compensation for the Company’s executive officers. The Compensation Committee considered all elements of compensation together and utilized the members’ experience and judgment in determining the total compensation opportunity and mix of compensation elements appropriate for each executive officer in light of our compensation objectives.

The Compensation Committee viewed the information provided by McLagan as one of a number of tools available to the Committee in assessing executive compensation. The Compensation Committee also regularly consults with our Chief Executive Officer, who makes recommendations to the Compensation Committee regarding compensation of our executive officers other than the Chief Executive Officer. Our Chief Executive Officer participates in some of the Compensation Committee’s deliberations regarding compensation for our other executive officers, although all determinations are made by the Compensation Committee.

Elements of Executive Officer Compensation

Base Salary

We provide base salaries to our executive officers to compensate them for fulfilling their primary responsibilities and to provide financial stability. The Compensation Committee annually reviews, and adjusts as appropriate, base salaries for our executive officers. In connection with his promotion to the position of Chief Executive Officer, Mr. Hawkins received a 16% increase in base salary. In June 2011, the Compensation Committee approved increases in the base salaries of the other named executive officers between 0% and 4.3% based on its evaluation of the competitive information available to it. The base salaries paid to our executive officers during the last three completed fiscal years are listed in the Summary Compensation Table below.

Annual Non-Equity Incentive Compensation

Annual non-equity incentive compensation is a key component of our executive compensation strategy. The purpose of annual incentive compensation is to provide cash compensation that is variable based on the achievement of performance goals established by the Compensation Committee. Our executive officers do not have a contractual right to receive a fixed incentive compensation payment for any fiscal year.

Our non-equity incentive arrangement (described below) provides for no payout to executive officers unless a specified portion of the target is achieved and allows for a significantly increased payout if the target is exceeded. The cash incentive payments are determined and paid following the completion of our annual audit.

For fiscal 2012, the Compensation Committee designated financial factors, including a corporate financial performance measure and, for the executive in charge of such unit, business unit performance measures, as well as individual objectives for determining whether a cash incentive payment would be paid under the arrangement and in what amount.

The annual cash incentive payment opportunities for our named executive officers were based on the following percentages of base salary for fiscal 2012:

Position	Threshold Annual Cash Incentive Payment	Target Annual Cash Incentive Payment	Maximum Annual Cash Incentive Payment
Chief Executive Officer	30%	60%	120%
Chief Financial Officer	20%	40%	80%
General Counsel	15%	30%	60%
Vice President—Water Treatment Group	20%	40%	80%
Vice President—Industrial Group	20%	40%	80%

The Compensation Committee established the targets for each of the executive officers based on the relative scope of his or her responsibilities and resulting ability to impact the Company’s performance. The Compensation Committee established a higher target opportunity for the Chief Executive Officer to reflect his significant responsibilities regarding the creation and implementation of long-term strategic direction for the entire Company.

The Compensation Committee determined that 80% of the annual cash incentive payment opportunities for our Chief Executive Officer, Chief Financial Officer and General Counsel for fiscal 2012 should be based upon Company-wide performance against the income targets to reflect their significant Company-wide responsibilities and resulting ability to impact the overall success of the Company. In addition, the Compensation Committee determined that 20% should be based upon meeting their individual objectives.

The Compensation Committee determined that 40% of the annual cash incentive payment opportunities for Ms. Paulson and Mr. Sevenich for fiscal 2012 should be based upon Company-wide performance and 40% should be based upon the profitability of their respective business units to reflect their dual roles as leaders of their respective business units and as members of the Company’s overall executive management team. In addition, the Compensation Committee determined that 20% should be based upon meeting their individual objectives.

No annual cash incentive payments are made unless the threshold level of 80% of the respective performance target is achieved. Performance between 80% and 100% of the respective target is awarded on a sliding scale from 50% of the target annual cash incentive payment for exactly achieving 80% of the performance target to 100% of the target annual cash incentive payment for achieving the respective target (e.g., 90% of performance target will lead to an award of 75% of the target annual cash incentive payment). Performance between 100% and 120% of the respective target is awarded on a sliding scale from 100% of the target annual cash incentive payment for exactly meeting the performance target to 200% of the target annual cash incentive payment for exceeding the performance target by 20% (e.g., 105% of performance target will lead to an award of 125% of the target annual cash incentive payment). Performance over 120% of the applicable performance target does not result in any additional annual cash incentive payment.

Corporate and Business Unit Financial Measures. The corporate performance portion of the annual cash incentive payment was based on our Company-wide results for fiscal 2012 as measured by consolidated income before taxes as compared to a targeted level of consolidated income before taxes for that period. The business unit performance portion of the incentive payment was based on an operational measure of business unit profitability for fiscal 2012 that measures product sales less the cost of materials including freight in and the freight costs to deliver the product to the customer as compared to a targeted measure for the respective business unit for that period. In each case, the targeted levels of performance were based on the level of anticipated performance that was derived from the Company’s annual operating plan.

Financial Measure	Threshold Performance Level	Target Performance Level	Maximum Performance Level	Actual Performance Achieved
Consolidated Income Before Taxes	$29,076,800	$36,346,000	$43,615,200	$36,976,225
Water Treatment Group Operational Measure	$18,093,600	$22,617,000	$27,140,400	$22,536,776
Industrial Group Operational Measure	$37,856,000	$47,320,000	$56,784,000	$42,758,643

The Compensation Committee set these target performance levels to ensure that a substantial portion of each executive officer’s cash compensation is tied to corporate and business unit performance, as appropriate, and to provide our executives with a performance-based opportunity to achieve market-competitive total compensation. The Compensation committee determined that consolidated income before taxes was the best measure of overall corporate financial performance and that the operational measures were the best measures of business unit financial performance.

Because our consolidated income before taxes modestly exceeded target level performance for the 2012 fiscal year, our named executive officers received 108.7% of the targeted payout under the corporate financial performance element of the annual cash incentive arrangement. Because business unit operational profitability performance was between threshold and target performance levels, Ms. Paulson received 99.1% and Mr. Sevenich received 75.9% of their respective targeted payouts under the applicable business unit financial measures. While the Compensation Committee has discretion to adjust the size of the final payouts under the program, it has not done so.

Individual Objectives. The Compensation Committee established multiple individual objectives for each executive officer for the fiscal year. The individual objectives for our Chief Executive Officer included succession planning, strategic planning matters and integrating the newly acquired Vertex business. For our Chief Financial Officer, the individual objectives included supporting acquisition activities and acquisition integration matters. For our General Counsel, the individual objectives included litigation management and staff training matters. For our Vice President—Water Treatment Group, the individual objectives included business expansion initiatives and succession planning. For our Vice President—Industrial, the individual objectives included new product initiatives and supporting new site development matters. The Compensation Committee consulted with our Chief Executive Officer for his assessment of the degree to which the other executive officers had met their respective individual objectives and then made its own determination as to the appropriate level of payout under these measures for each of the executive officers.

Achievement of individual objectives is more qualitative and subjective and Mr. Sevenich was awarded a target level annual cash incentive payment for individual objectives, Mr. Hawkins and Ms. Paulson each received 150% of the targeted annual cash incentive payment for individual objectives based on exceeding the targeted performance on their individual objectives, and Ms. Pepski and Mr. Erstad received 90% of the targeted annual cash payment for individual objectives.

Equity Awards

Our equity incentive compensation program is designed to:

•	align the interests of the participants with those of our shareholders,

•	provide incentives for the retention of executive officers,

•	establish a minimum level of performance for payouts under certain of the equity awards,

•	provide an opportunity for increased payouts for performance in excess of established targets under certain of the equity awards, and

•	provide an equity incentive program comparable to those at competitive companies.

In fiscal 2012, as had been the case in fiscal 2011, the equity incentive award program consisted of grants of performance-based restricted stock units that would vest based on Company performance during the current fiscal year and would be settled in shares of restricted stock that would vest after two more years of service. The Company last granted stock option awards to named executive officers in fiscal 2010. The Compensation Committee determined, with the assistance of McLagan, to continue granting performance-based restricted stock units to our executives so that a significant portion of the executive’s compensation would be performance-based.

For fiscal 2012, each named executive officer’s targeted restricted stock unit grant was based on a percentage of the executive’s base salary, rather than a fixed number of units. These grants, made in June 2011, provided that each named executive officer would receive a number of restricted shares of our common stock based on the degree to which we achieved a pre-tax income goal for the fiscal year.

The actual number of restricted stock units that will vest and be settled on a one-for-basis in restricted shares is based on a sliding scale for pre-tax income above or below the target level, and is subject to minimum and maximum thresholds. For fiscal 2012, the pre-tax income target was set at $36,346,000, the same level as our target used for our non-equity incentive plan arrangement described above, while our actual performance was $36,976,225. If our pre-tax income were less than 80% of the target pre-tax income in fiscal 2012, then no executive officer would have received any restricted shares in settlement of performance-based restricted stock units. If our pre-tax income were between 80% and 100% of the target in fiscal 2012, then a number of restricted stock units would have vested and been settled in restricted shares based on a sliding scale between 50% and 100% of the target number of restricted stock units. If our pre-tax income were between 100% and 120% of the target in fiscal 2012, then a number of restricted stock units would have vested and been settled in restricted shares based on a sliding scale between 100% and 150% of the target number of restricted stock units. Because our pre-tax income was somewhat more than 100% of the target in fiscal 2012, the named executive officers each received restricted shares equal to 104% of the target number of restricted stock units.

The Compensation Committee established the following performance-based restricted stock unit award amounts for the executive officers for fiscal 2012:

Position	Target % of Base Salary	Minimum	Target	Maximum	Units Vested and Restricted Shares Actually Issued
CEO	90%	4,133	8,265	12,398	8,623
Chief Financial Officer	60%	2,123	4,245	6,368	4,429
General Counsel	60%	1,990	3,980	5,970	4,152
Vice President—Water Treatment Group	40%	1,371	2,742	4,114	2,861
Vice President—Industrial Group	60%	1,950	3,899	5,849	4,068

The Compensation Committee established the targeted performance-based restricted stock unit award for each of the executive officers based on a percentage of each officer’s base salary, divided by the closing stock price on the date of grant. The percentages were based the Compensation Committee’s assessment of the relative scope of his or her responsibilities and the resulting ability of the individual to impact the Company’s performance, as well as information provided by McLagan. The target percentage for Mr. Hawkins was increased to 90% in fiscal 2012 from 75% in fiscal 2011 reflecting his promotion to CEO. The target percentage for the grant to our Vice President—Water Treatment Group was reduced from 60% in the prior year, and the vesting period for any restricted shares to be received was reduced from two years to one year because she is approaching retirement age and may not remain with the company for the full three years required to vest a regular grant.

The actual number of restricted shares issued to each of the executive officers was determined after our audited financial information became available for fiscal 2012. The restricted shares will vest 100% two years after the last day of fiscal 2012, with the exception of the grant to our Vice President—Water Treatment Group which vest one year after the last day of fiscal 2012. The restricted shares will terminate in their entirety if the executive officer departs the Company before the end of the vesting period other than in cases of death or disability.

In the event of a change in control of the Company or other “fundamental change” as defined below, then the performance-based restricted stock unit award will vest immediately at 100% of its target if the Compensation Committee determines that the fundamental change will not result in the continuation of the performance-based restricted stock unit award. Any shares of restricted stock outstanding under performance-based restricted stock unit awards will also immediately vest. If a performance-based restricted stock unit award is continued after a fundamental change, but, in connection with the fundamental change, an executive is terminated without cause or resigns for good cause, then the performance-based restricted stock unit award and any restricted stock granted under the performance-based restricted stock unit award will vest in the same manner. We believe that these triggers in our performance-based restricted stock unit award notices in connection with a fundamental change strike an appropriate balance between Company and shareholder concerns about executive retention in the event of a fundamental change and an executive’s legitimate concerns regarding termination or diminution of duties as a result of a fundamental change or a change in control. In our 2010 Omnibus Incentive Plan, “fundamental change” generally includes any one of the following, unless otherwise provided in an award agreement:

•	the consummation of a corporate transaction, subject to certain exceptions;

•	any person or group becomes the beneficial owner of more than 50% of the combined voting power of the Company, subject to certain exceptions; or

•	continuing directors cease to constitute a majority of the members of our Board of Directors.

“Corporate transaction” means any dissolution or liquidation of the Company, sale of substantially all of its assets, merger or consolidation involving the Company, or statutory share exchange involving Company stock. Similarly, “continuing director” means an individual who is, as of the effective date of the corporate transaction, a director of the Company, or who becomes a director after the effective date and whose initial election, or nomination for election by the Company’s shareholders, was approved by at least a majority of the then continuing directors, but excluding anyone whose initial assumption of office occurs as a result of an actual or threatened election contest solicitation of proxies or consents by a person other than our Board of Directors.

Contribution to Long-Term Benefit Plan

All of our executive officers participate in our Profit Sharing Plan, which is generally available to all other non-bargaining unit employees. Contributions to the Profit Sharing Plan by us on behalf of our executive officers have been a key component of our retention objectives since the contributed benefits initially vest over a six-year period.

Under the plan, our executive officers participate on the same terms as all other eligible employees, with the annual compensation that was used to determine plan benefits being capped at $250,000 for fiscal 2012. This limit will be adjusted in future years under federal tax law for cost-of-living increases.

Under our Profit Sharing Plan, we contributed a percentage of each eligible participant’s compensation to an account maintained for the participant under the plan. Participant accounts are credited with the appropriate gains or losses resulting from employee-directed investments made by the plan. During recent years, including fiscal 2012, we made contributions to this plan equal to 15% of each participant’s compensation, subject to the cap on the plan benefits. For fiscal 2012, we contributed $37,500 on behalf of each named executive officer.

Other Benefits

The Compensation Committee believes that we must offer a competitive benefits program to attract and retain our executive officers. During fiscal 2012, we provided medical and other health and welfare benefits to our executive officers that are generally available to our other employees. We currently permit any employee who retires after working for us for at least 25 years to continue to participate in our health insurance coverage until that person reaches the age of 65. The cost to the retired employee for that coverage is equivalent to the amount that the retiree would have been obligated to pay for the coverage under COBRA (the Consolidated Omnibus Budget Reconciliation Act). This policy is based on the importance we place on the retention of our employees, including our executive officers.

The only perquisite we offer to our executive officers is the personal use of a company car.

Other Agreements and Policies

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1.0 million. Under current IRS interpretations, a “covered employee” is the chief executive officer of the Company and any other executive officer (other than the chief financial officer) who is among the three other most highly compensated officers employed by the Company at a year-end.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In order to qualify as “performance-based compensation” for Section 162(m) purposes, compensation must satisfy certain requirements, including that the vesting and payment such compensation must generally be conditioned upon the satisfaction over a specified performance period of pre-established objective performance goals set by the Compensation Committee. The Compensation Committee believes that no named executive officer exceeded the $1.0 million limit during fiscal 2012.

Risks Arising from Compensation Policies and Practices

Our management annually conducts an evaluation of the risks arising from our company-wide compensation policies and practices with respect to employees. Management prepared an analysis of our compensation policies and practices and concluded that they do not create risks that are reasonably likely to have a material adverse effect on our Company. In connection with its risk oversight role, our Compensation Committee reviewed management’s analysis and conclusions.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K.

James T. Thompson (Chair)         Duane M. Jergenson         Daryl I. Skaar         Jeffrey L. Wright

Compensation Committee of the Board of Directors

Summary Compensation Table

The following table sets forth the compensation of our Chief Executive Officer, Chief Financial Officer and the three other highest paid executive officers (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(a) (b)	Option Awards ($)(a)	Non-Equity Incentive Plan Compensation ($)(c)	All Other Compensation ($)(d)	Total ($)
Patrick H. Hawkins	2012	317,500	292,500	—	228,025	47,015	885,040
Chief Executive Officer and	2011	280,000	210,068	—	158,107	39,572	687,747
President	2010	—	—	—	—	—	—
Kathleen P. Pepski	2012	248,667	150,240	—	105,104	46,485	550,496
Vice President, Chief Financial	2011	238,125	143,994	—	108,416	45,938	536,473
Officer and Treasurer	2010	212,652	46,427	40,412	156,600	43,678	499,769
Richard G. Erstad	2012	233,125	140,850	—	73,901	50,573	498,449
Vice President, General Counsel	2011	223,417	135,012	—	76,230	49,534	484,193
and Secretary	2010	203,000	46,427	40,412	111,240	10,470	411,549
Keenan A. Paulson	2012	241,365	97,055	—	109,782	51,940	500,142
Vice President – Water	2011	233,292	141,000	—	89,228	49,548	513,068
Treatment Group	2010	212,208	46,427	40,412	139,676	39,492	471,390
John R. Sevenich	2012	230,000	138,000	—	86,322	40,838	495,160
Vice President – Industrial Group	2011	224,750	127,192	—	81,732	39,590	473,264
	2010	198,853	46,427	40,412	145,440	38,834	469,966

(a)	Amounts represent the aggregate grant date fair value of awards made each fiscal year, as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. See Note 9, Profit Sharing and Employee Stock Ownership Plans, to our audited financial statements included in our Annual Report on Form 10-K for fiscal 2012 for a description of our accounting for these awards and the assumptions used in valuing the awards.

(b)	Each amount shown reflects the grant date fair value of a performance based restricted stock unit award granted during the respective fiscal year, with such value computed based on the estimated probable outcome of the applicable performance conditions as of the grant date. The values of the performance-based restricted unit awards granted in fiscal 2012, assuming the highest level of performance conditions are achieved, are set forth below.

Name	Amount Reported	Maximum Amount
Mr. Hawkins	$292,500	$438,750
Ms. Pepski	$150,240	$225,360
Mr. Erstad	$140,850	$211,275
Ms. Paulson	$97,055	$145,583
Mr. Sevenich	$138,000	$207,000

(c)	See the description of target levels corporate performance, business unit performance and individual objectives, as described under “Annual Non-Equity Incentive Compensation” in the Compensation Discussion and Analysis above. All of the amounts reported for fiscal 2012 were paid in fiscal 2013 after we completed our annual audit.

(d)	Amounts reported for fiscal 2012 include:

•	Contributions of $37,500 to our Profit Sharing Plan by the Company on behalf of each of each of our named executive officers.

•

The remaining amount included for each individual consists of the personal value of a Company-provided car (based on the incremental cost to the Company, calculated as the personal use portion of the amortized cost of acquiring and operating the car). For income tax purposes, the amount included in the executive officer’s income is based on IRS regulations. This amount is not grossed up for taxes.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards to our named executive officers during fiscal 2012.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards(b)			Grant Date Fair Value of Stock Awards ($)(c)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Patrick H. Hawkins	6/8/11	97,500	195,000	390,000
	6/8/11				4,133	8,265	12,398	292,500
Kathleen P. Pepski	6/8/11	50,080	100,160	200,320
	6/8/11				2,123	4,245	6,368	150,240
Richard G. Erstad	6/8/11	35,213	70,425	140,850
	6/8/11				1,990	3,980	5,970	140,850
Keenan A. Paulson	6/8/11	48,528	97,055	194,110
	6/8/11				1,371	2,742	4,114	97,055
John R. Sevenich	6/8/11	46,000	92,000	184,000
	6/8/11				1,950	3,899	5,849	138,000

(a)	Awards represent potential payments under our annual non-equity incentive arrangement for fiscal 2012. Payments are based on specified target levels of corporate performance, business unit performance and individual objectives, as described under “Annual Non-Equity Incentive Compensation” in the Compensation Discussion and Analysis.

The actual amounts earned for fiscal 2012 are the sole components of “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above. Except in the case of death or retirement, executives must be employed on the date the payments are made (typically in June of each year with respect to the most recently completed fiscal year) to be eligible for a payment. The threshold, target and maximum payments are based on the plan’s requirements, which were 30%, 60% and 120% of base salary, respectively, for our CEO; 15%, 30% and 60% of base salary, respectively, for our General Counsel; and 20%, 40% and 80% of base salary, respectively, for the other named executive officers.

(b)	Awards represent potential awards of shares of restricted stock under performance-based restricted stock unit awards granted for fiscal 2012. The number of restricted shares to be issued was based on the degree to which specified target levels of income before taxes were achieved. See “Equity Awards” in the Compensation Discussion and Analysis for the performance targets applicable to the performance-based restricted stock units granted for performance in fiscal 2012. Additional terms of the outstanding performance-based restricted stock units are described in Note (a) to the Outstanding Equity Awards table. The number of restricted shares actually granted to each individual for fiscal 2012 performance was above the target level but below the maximum, and is as follows: Mr. Hawkins, 8,623 shares; Ms. Pepski, 4,429 shares; Mr. Erstad, 4,152 shares; Ms. Paulson, 2,861 shares; and Mr. Sevenich, 4,068 shares.

(c)	Grant date fair value for performance-based restricted stock units was determined in accordance with FASB ASC Topic 718. For the performance-based restricted stock units, the actual number of restricted shares that could be earned ranged from 0 to 150% of the target amount. For the performance-based restricted stock units, the amount reported is based on the assumed probable outcome of the performance conditions assessed as of the grant date of the performance-based restricted stock units.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table sets forth certain information concerning outstanding equity awards held by our named executive officers as of April 1, 2012.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(a)	Market Value of Shares or Units of Stock that Have Not Vested ($)(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Patrick H. Hawkins	—		—		—	—	16,040	596,688	—	—
Kathleen P. Pepski	9,333	(c)			15.43	5/13/2018	9,515	353,958	–	–
	—		9,333	(d)	19.90	6/10/2019
Richard G. Erstad	–		9,333	(d)	19.90	6/10/2019	8,921	331,861	–	–
Keenan A. Paulson	—		9,333	(d)	19.90	6/10/2019	7,842	291,722	–	–
John R. Sevenich	–		9,333	(d)	19.90	6/10/2019	8,561	318,469	–	–

(a)	Consists of shares of restricted stock actually issued in settlement of the performance-based restricted stock unit awards granted for fiscal 2011 and 2012. The restricted shares vest 100% two years after the last day of fiscal year for which the restricted stock units were awarded. The restricted shares will be forfeited in their entirety if the executive officer departs the Company before the end of the vesting period. The vesting of the units and restricted shares may be accelerated upon the occurrence of certain events described below under “Potential Payments Upon Termination or Change in Control”.

(b)	Based on closing market price of our common stock as of the most recently completed fiscal year of $37.20 per share.

(c)	Represents stock options granted on May 13, 2008, which became exercisable on May 13, 2011, the third anniversary of the date of grant.

(d)	Represents stock options granted on June 10, 2009, which become exercisable on June 10, 2012, the third anniversary of the date of grant. The vesting of the options may be accelerated upon the occurrence of certain events described below under “Potential Payments Upon Termination or Change in Control”.

Option Exercises and Stock Vested

The following table provides information concerning the aggregate number of shares of restricted stock that vested for each of our named executive officers during fiscal 2012, and the aggregate dollar values realized by each of our named executive officers upon such vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(b)
Patrick H. Hawkins	—	—	—	—
Kathleen P. Pepski	—	—	3,500	130,200
Richard G. Erstad	—	—	3,500	130,200
Keenan A. Paulson	9,333	163,241	1,167	43,412
John R. Sevenich	9,333	232,018	3,500	130,200

(a)	Amounts in this column are based on the fair market value of a share of our common stock on the date of exercise.

(b)	Amounts in this column are based on the fair market value of a share of our common stock on the date of vesting.

Potential Payments Upon Termination or Change in Control

In August 2011, our Compensation Committee adopted an Executive Severance Plan to be entered into with our Chief Executive Officer and certain other key employees, including all of our named executive officers. Executives covered by the plan are eligible to receive specified payments and benefits if their employment is terminated (1) by us without “cause” at any time or (2) by them for “good reason” within a period beginning 30 days before and continuing until two years after a “change in control” as described below. In addition, award agreements for our equity incentive awards provide for accelerated vesting and exercisability of such awards in connection with an individual’s termination of employment due to death or disability, or under certain circumstances in connection with a “fundamental change” involving the Company (as defined on page 12 in the “Compensation Discussion and Analysis”), as described below.

Potential Payments under Executive Severance Plan

Under the terms of the Executive Severance Plan, the Compensation Committee is responsible for assigning each executive to one of four tiers, which determines the duration of salary continuation for which an executive may be eligible. Initially, Mr. Hawkins has been assigned to Tier 1 and Ms. Pepski, Ms. Paulson and Mr. Sevenich have been assigned to Tier 3 and Mr. Erstad has been assigned to Tier 4. Tiers 1 and 2 provide for a salary continuation period of 18 months in the case of a termination without cause not due to change in control and 24 months in the case of a termination (without cause or for good reason) due to change in control. Tiers 3 and 4 provide for a salary continuation period of 12 months in the case of termination without cause not due to change in control and 18 months in the case of termination (without cause or for good reason) due to change in control.

Under the Executive Severance Plan, “cause” means:

•	the executive’s willful and material failure or refusal during his or her employment to carry out any reasonable directive of the Board;

•

any willful and material failure by the executive during his or her employment to comply with any material policy, rule or code of conduct generally applicable to our employees or to our management employees, which failure is materially and demonstratively injurious to our financial condition or business reputation;

•	the executive’s embezzlement or misappropriation of our funds or any other willful act or omission by the executive which is materially injurious to our financial condition or business reputation; or

•

the executive’s conviction or confession of an act or acts constituting a felony under the laws of the United States or any state thereof related to our business or which is materially injurious to our financial condition or business reputation.

The payments and benefits that would be paid to executives under the Executive Severance Plan as a result of a termination of employment without cause not due to a change in control include (1) base salary for the salary continuation period associated with their tier, (2) COBRA continuation coverage for medical and dental benefits for a maximum of 18 months (with the executive to be charged the active employee rate for coverage), and (3) the reasonable costs of outplacement services for a maximum of one year.

The additional payments and benefits that would be paid to executives under the Executive Severance Plan as a result of a qualifying termination of employment in connection with a “change in control” (as defined below) include (1) six additional months of salary continuation, (2) a benefit equal to the annual bonus the executive would have received (measured at target) if the executive had remained employed and eligible to receive such bonus for the entire salary continuation period, and (3) a benefit equal to the additional benefit, if any, that would have been received under the Hawkins, Inc. Profit Sharing Plan if the executive had remained employed and eligible for the Profit Sharing Plan for the entire salary continuation period.

Under the Executive Severance Plan, “change in control” means:

•

a dissolution, liquidation, sale of substantially all of our assets or a merger or consolidation of us or a statutory share exchange involving our stock unless, immediately following the transaction, all or substantially all of our beneficial owners immediately prior to the transaction beneficially own more than 50% of the combined voting power of the surviving or acquiring entity (or its parent) resulting from the transaction in substantially the same proportions as their ownership of us immediately prior to the transaction; or

•

any person or group, other than (1) one or more of our subsidiaries, or (2) an employee benefit plan (or related trust) sponsored or maintained by us, becomes a beneficial owner of our equity securities representing more than 50% of the combined voting power of our then outstanding voting securities, except that (A) any acquisition of our equity securities directly from us for the purpose of providing financing to us, any formation of a group consisting solely of our beneficial owners as of August 2, 2011, or any repurchase or other acquisition by us of our equity securities that causes any person to become the beneficial owner of more than 50% of our combined voting power, will not be considered a “change in control” unless and until, the person acquires beneficial ownership of additional voting securities of ours after the person initially became the beneficial owner of more than 50% of the combined voting power of our voting securities by one of the means described in this clause (A); and (B) a change in control will occur if a person or group becomes the beneficial owner of more than 50% of our voting securities as the result of a transaction only if the transaction is itself a “change in control” pursuant to the preceding bullet point; or

•

individuals who were “continuing directors” cease for any reason to constitute a majority of the members of our Board. “Continuing director” means an individual who was a director as of August 2, 2011 or was nominated or elected by at least a majority of the then continuing directors (other than a person whose initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents on behalf of anyone other than the Board).

An executive must enter into an agreement with the Company that contains covenants against competition, disclosure and solicitation, and a release of claims in order to qualify for payments and benefits under the Executive Severance Plan.

The following table presents the amounts that would have been received by each named executive officer under the Executive Severance Plan if a termination of the officer’s employment without cause not due to change in control had taken place on the last business day of our most recently completed fiscal year.

Name	Salary Continuation Amount ($)(a)	Medical and Dental Coverage ($)(b)	Outplacement Costs ($)(c)	Total ($)
Patrick H. Hawkins	487,500	13,317	10,000	510,817
Kathleen P. Pepski	250,400	10,922	10,000	271,322
Richard G. Erstad	234,750	10,922	10,000	255,672
Keenan A. Paulson	242,638	11,923	10,000	264,561
John R. Sevenich	230,000	8,878	10,000	248,878

(a)	Amounts determined by multiplying the executive’s base salary times the number of months in the applicable salary continuation period.

(b)	Amounts determined by multiplying the difference between the full cost of the insurance to the Company and the amounts to be paid by the executive times the number of months in the applicable salary continuation period or 18 months, whichever is less.

(c)	Constitutes the estimated cost to the Company of 12 months of outplacement services.

Under the Executive Severance Plan, a “termination due to change in control” means a termination for good reason or a termination without cause that happens during the 30-day period preceding or the two-year period beginning on the date of a change in control. A “termination for good reason” means a termination of employment by the executive provided executive has given us written notice of the existence of a condition constituting a “good reason” within 90 days of its first occurrence and we have failed to remedy the condition within 30 days thereafter and the termination occurs not later than the expiration of the two-year period following the initial existence of the condition constituting “good reason.” “Good reason” means any of the following conditions arising without the consent of the executive:

•	a material decrease in the executive’s base compensation;

•	a material diminution in the executive’s authority, duties, or responsibilities;

•	relocation of the executive’s principal office more than 50 miles from its current location; or

•	any other action or inaction that constitutes a material breach by us of any terms or conditions of any agreement between us and the executive, which breach has not been caused by the executive.

The following table presents the amounts that would have been received by each named executive officer under the Executive Severance Plan if a termination of the officer’s employment for good reason or a termination without cause that is also a termination due to change in control had taken place on the last business day of our most recently completed fiscal year.

Name	Salary Continuation Amount ($)(a)	Medical and Dental Coverage ($)(b)	Outplacement Costs ($)(c)	Target Bonus Amount ($)(d)	Profit Sharing Contribution ($)(e)	Total ($)
Patrick H. Hawkins	650,000	13,317	10,000	390,000	75,000	1,138,317
Kathleen P. Pepski	375,600	16,383	10,000	150,240	37,500	589,723
Richard G. Erstad	352,125	16,383	10,000	105,638	37,500	521,645
Keenan A. Paulson	363,957	17,885	10,000	145,583	37,500	574,925
John R. Sevenich	345,000	13,317	10,000	138,000	37,500	543,817

(a)	Amounts determined by multiplying the executive’s base salary times the number of months in the applicable salary continuation period.

(b)	Amounts determined by multiplying the difference between the full cost of the insurance to the Company and the amounts to be paid by the executive times the number of months in the applicable salary continuation period or 18 months, whichever is less.

(c)	Constitutes the estimated cost to the Company of 12 months of outplacement services.

(d)	Amounts determined by multiplying one-twelfth of the executive’s target annual bonus times the number of months in the applicable salary continuation period.

(e)	Amounts equal the amounts the executive would have received under the Company’s profit sharing plan if the executive had remained employed by the Company for the entire applicable salary continuation period and had been entitled to employer contributions under the plan for that period.

Potential Accelerated Vesting of Equity Awards

Termination Other than Due to Death or Disability Following a Fundamental Change. All named executive officers with performance-based restricted stock units or shares of restricted stock are entitled to accelerated vesting of the units and the restricted shares following a “fundamental change” involving the Company if (i) the awards will not be continued, assumed or replaced in connection with the fundamental change, or (ii) if the awards are continued, assumed or replaced, the executive is involuntarily terminated without cause or resigns for good reason during the applicable performance period or prior to the final vesting of the restricted shares. Under either of these circumstances, a performance-based restricted stock unit award will vest immediately at 100% of its target payout, and any shares of restricted stock issuable in payment of such units or already outstanding as the result of earlier payments of performance-based restricted stock unit awards will also immediately vest. For these purposes, “cause” for termination generally involves the commission of a felony or conviction for a criminal misdemeanor, gross misconduct or fraud that is likely to cause material harm to the Company, a material violation of Company policies or its code of conduct, or a willful or material breach of any agreement with the Company. “Good reason” for resignation generally involves a decrease in base salary, a material diminution in authority, responsibilities or duties, a relocation of one’s principal work location by more than 50 miles, or a material breach by the Company of an agreement with the affected executive.

In addition, in connection with a fundamental change involving the Company, the Compensation Committee may generally (1) accelerate the vesting of outstanding unvested stock options, (2) make appropriate provision to protect any stock option in a manner that equitably preserves the compensation element of the stock option at the time of the fundamental change, or (3) cancel the stock option in exchange for payment of cash equal to the amount, if any, by which the then current “fair market value” of the shares subject to the option exceeds the aggregate exercise price of the shares covered by the stock option. “Fair market value” per share means the cash plus the fair market value, as determined in good faith by the Compensation Committee, of the non-cash consideration to be received per share by the shareholders of the Company upon the occurrence of the fundamental change.

Termination of Employment Due to Death or Disability. All named executive officers with performance-based restricted stock units or shares of restricted stock are entitled to accelerated vesting of the units and the restricted shares upon termination of employment due to death or disability. In the event that the executive officer’s employment with the Company ceases due to death or disability during a performance period, then any performance-based restricted stock unit award will vest immediately at 100% of its target payout. Any shares of restricted stock issuable in payment of such units or already outstanding as the result of earlier payments of performance-based restricted stock unit awards will also immediately vest. The Company will issue one unrestricted share in exchange for each vested unit.

In addition, all named executive officers with outstanding unvested stock options are entitled to accelerated vesting of the stock options upon termination of employment due to death or disability.

The following table presents the value of all outstanding restricted stock unit, restricted stock and option awards that would have been received by each named executive officer if either (1) a fundamental change took place on the last business day of our most recently completed fiscal year and all such awards had been accelerated in connection with such fundamental change or (2) a termination of the officer’s employment due to death or disability had taken place on the last business day of our most recently completed fiscal year.

Name	Early Vesting of Performance-Based Restricted Stock Units/Restricted Stock ($)(a)	Early Vesting of Stock Options ($)(b)	Total ($)
Patrick H. Hawkins	583,372	—	583,372
Kathleen P. Pepski	347,123	161,461	508,584
Richard G. Erstad	325,460	161,461	486,921
Keenan A. Paulson	287,312	161,461	448,773
John R. Sevenich	312,198	161,461	473,659

(a)	Amounts determined by multiplying the number of shares for which vesting is accelerated by our closing stock price on March 30, 2012 ($37.20 per share).

(b)	Amounts determined by multiplying the number of option shares for which vesting is accelerated by our closing stock price on March 30, 2012 ($37.20 per share) and subtracting the exercise price of such option shares.

Director Compensation for Fiscal 2012

During fiscal 2012, we paid each non-employee director an annual retainer of $25,000. We paid a supplemental annual retainer of $15,000 to our Chairman of the Board. We also paid supplemental annual retainers of $7,500 to the chairs of the Audit and Compensation committees and $5,000 to the chair of our Governance and Nominating Committee. Additionally, our non-employee directors received a meeting fee of $2,000 for each Board and committee meeting attended.

The Compensation Committee oversees our non-employee director compensation program, under which each non-employee director is entitled to receive a grant of restricted common stock with a value of $35,000 on the date of our annual meeting of shareholders at which the director is elected or reelected to the Board by our shareholders. The restricted stock vests one year from the date of issuance, subject to acceleration in the event of the director’s death or disability. For service during fiscal 2012, each non-employee director was granted 1,020 shares of restricted common stock on August 2, 2011, and these shares will vest in their entirety one year from their date of issuance.

During fiscal 2006, we entered into a consulting agreement with John S. McKeon, our Chairman of the Board, which was amended in fiscal 2010 and fiscal 2012, to provide consulting services for certain strategic projects. Mr. McKeon received consulting fees of $65,000 under this arrangement in fiscal 2012.

The following table shows, for each of our current and former non-employee directors, information concerning annual compensation earned for services in all capacities during fiscal 2012:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	All Other Compensation ($)		Total ($)
James A. Faulconbridge	58,000	34,986	—		92,986
Duane M. Jergenson	45,000	34,986	—		79,986
John S. McKeon	76,000	34,986	65,000	(b)	175,986
Daryl I. Skaar	53,000	34,986	—		87,986
James T. Thompson	62,500	34,986	—		97,486
Jeffrey L. Wright	70,500	34,986	—		105,486

(a)	Each member of the Board received 1,020 shares of restricted stock as part of his retainer on August 2, 2011 pursuant to the 2010 Plan. The amounts shown in this column represent the grant-date fair value of each of the awards computed in accordance with FASB ASC Topic 718. See Note 9, Profit Sharing and Employee Stock Ownership Plans, to our audited financial statements included in our Annual Report on Form 10-K for fiscal 2012 for a description of our accounting for these awards and the assumptions used in valuing the awards. All of these shares vest in full on August 2, 2012, are eligible to receive dividends paid on our common stock and were the only shares of restricted stock held by each director at the end of our most recently completed fiscal year.

(b)	Consists of consulting fees, as described above.

Compensation Committee Interlocks and Insider Participation

All decisions regarding compensation of our executive officers during fiscal 2012 were made by the Compensation Committee of our Board of Directors. During fiscal 2012, the following directors served on the Compensation Committee: Duane M. Jergenson, James T. Thompson, Daryl I. Skaar and Jeffrey L. Wright. None of our executive officers participates in any Board or committee vote setting his or her annual salary or non-equity cash incentive payments. None of the members of the Compensation Committee is a current or former officer or employee of our Company, and there were no interlocking relationships as defined by the SEC, involving our executive officers, our directors, and other entities with which our directors or executive officers are associated.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about shares that may be issued under the Hawkins, Inc. 2004 Omnibus Stock Plan (the “2004 Plan”) and the Hawkins, Inc. 2010 Omnibus Incentive Plan (the “2010 Plan”) as of April 1, 2012. We do not have any other equity compensation plans required to be included in this table.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders(a)	46,665	19.01	1,001,336	(b)(c)

(a)	We maintain two plans that were approved by our shareholders, the 2004 Plan and the 2010 Plan. Both plans allow awards in the form of restricted or unrestricted stock, incentive or non-statutory stock options, stock appreciation rights, performance-based restricted stock units or other stock-based awards. Our board of directors has determined that no further awards will be granted under the 2004 Plan.

(b)	Includes securities available for future issuance under the 2010 Plan. There is no limit on the portion of the shares of common stock available for distribution under this plan that may be awarded in the form of restricted or unrestricted stock.

(c)	Does not include 28,682 shares of restricted stock which were issuable upon vesting of outstanding performance-based restricted stock unit awards as of April 1, 2012.

SECURITY OWNERSHIP OF MANAGEMENT AND BENEFICIAL OWNERSHIP

The following table contains information as of June 1, 2012 (except as otherwise noted below) concerning the beneficial ownership of our common stock by all directors, the named executive officers, all directors and executive officers as a group and shareholders known by us to beneficially own more than 5% of our common stock. Unless otherwise noted, the address for each shareholder listed below is our executive offices.

Name of Beneficial Owner	Number of Shares Beneficially Owned (a)		Percent of Shares
Royce & Associates, LLC	1,171,570	(b)	11.2%
Trustees, Hawkins, Inc. Employee Stock Ownership Plan and Trust	1,133,950	(c)	10.8%
Neuberger Berman Group LLC	739,498	(d)	7.0%
BlackRock, Inc.	678,400	(e)	6.5%
T. Rowe Price Associates, Inc.	661,541	(f)	6.3%
James A. Faulconbridge	6,292	(g)	*
Patrick H. Hawkins	40,950	(h)	*
Duane M. Jergenson	20,313	(i)	*
John S. McKeon	34,574	(i)	*
Daryl I. Skaar	9,990	(i)	*
James T. Thompson	6,186	(i)	*
Jeffrey L. Wright	3,186	(i)	*
Richard G. Erstad	20,553	(j)	*
Keenan A. Paulson	54,087	(k)	*
Kathleen P. Pepski	32,785	(l)	*
John R. Sevenich	46,924	(m)	*
All directors and officers as a group (14 persons)	375,246	(n)	3.6%

*	Less than one percent.

(a)	Unless otherwise noted, all shares shown are held by shareholders possessing sole voting and investment power with respect to such shares.

(b)	Based on a Schedule 13G/A filed by Royce & Associates, LLC with the SEC on January 12, 2012. The address for Royce & Associates is 745 Fifth Avenue, New York, NY 10151.

(c)	The Trustee of the Hawkins, Inc. Employee Stock Ownership Plan and Trust is Marshall & Ilsey Company, N.A. The ESOP allows plan participants to direct voting of shares allocated to their plan accounts and all shares held by the ESOP are allocated to plan participant accounts. Under the applicable trust agreement, the Trustee is to vote shares with respect to which no voting instructions are received from plan participants in proportion to the shares voted by plan participants who do submit voting instructions. As a result, the Trustee may theoretically be deemed to share, at least temporarily, voting power for all shares of the ESOP. The Trustee also has limited dispositive power with respect to all shares of the ESOP, reflecting a requirement that the assets of the ESOP must primarily consist of shares of Hawkins’ stock. The Trustee disclaims beneficial ownership of the shares attributed to it in its capacity as Trustee of the ESOP.

(d)	Based on a Schedule 13G filed by Neuberger Berman Group LLC with the SEC on February 15, 2012. The address for Neuberger Berman Group LLC is 605 Third Avenue, New York, NY 10158.

(e)	Based on a Schedule 13G filed by BlackRock, Inc. with the SEC on February 9, 2012. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(f)	Based on a Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on February 9, 2012. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(g)	Includes 1,550 shares that Mr. Faulconbridge holds jointly with his wife as to which he shares voting and investment power and 1,020 shares of restricted stock, which shares vest and the related restrictions expire on August 2, 2012.

(h)	Includes 11,812 shares representing the beneficial interest of Mr. Hawkins as of June 1, 2012 in our ESOP, 7,417 shares of restricted stock, which shares vest and the related restrictions expire on April 3, 2013 and 8,623 shares of restricted stock, which shares vest and the related restrictions expire on April 1, 2014. Does not include outstanding Performance-Based Restricted Stock Unit Awards.

(i)	Includes 1,020 shares of restricted stock, which shares vest and the related restrictions expire on August 2, 2012.

(j)	Consist of 4,769 shares of restricted stock, which shares vest and the related restrictions expire on April 3, 2013, 4,152 shares of restricted stock, which shares vest and the related restrictions expire on April 1, 2014 and 9,333 shares covered by options exercisable within 60 days granted to Mr. Erstad. Does not include outstanding Performance-Based Restricted Stock Unit Awards.

(k)	Includes 36,179 shares representing the beneficial interest of Ms. Paulson as of June 1, 2012 in our ESOP, 9,333 shares covered by options exercisable within 60 days granted to Ms. Paulson, 4,981 shares of restricted stock, which shares vest and the related restrictions expire on April 3, 2013, and 2,861 shares of restricted stock, which shares vest and the related restrictions expire on April 1, 2014. Does not include outstanding Performance-Based Restricted Stock Unit Awards.

(l)	Includes 18,666 shares covered by options exercisable within 60 days granted to Ms. Pepski, 5,086 shares of restricted stock, which shares vest and the related restrictions expire on April 3, 2013, and 4,429 shares of restricted stock, which shares vest and the related restrictions expire on April 1, 2014. Does not include outstanding Performance-Based Restricted Stock Unit Awards.

(m)	Includes 26,675 shares representing the beneficial interest of Mr. Sevenich as of June 1, 2012 in our ESOP, 9,333 shares covered by options exercisable within 60 days granted to Mr. Sevenich, 4,493 shares of restricted stock, which shares vest and the related restrictions expire on April 3, 2013, and 4,068 shares of restricted stock, which shares vest and the related restrictions expire on April 1, 2014. Does not include outstanding Performance-Based Restricted Stock Unit Awards.

(n)	Includes 154,935 shares representing the beneficial interest of the directors and officers as of June 1, 2012 in our ESOP. Does not include outstanding Performance-Based Restricted Stock Unit Awards.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than ten percent of our common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. Executive officers, directors and persons who beneficially own more than ten percent of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us, and written representations from our executive officers and directors, all Section 16(a) filing requirements applicable to our executive officers and directors have been satisfied.

RELATED PARTY TRANSACTIONS

We employ Angela Wagamon, sister of Patrick H. Hawkins, our Chief Executive Officer, and Todd Hawkins, cousin of Patrick H. Hawkins; Michael Clemens and John Clemens, the brothers of Theresa R. Moran, our Vice President—Quality and Support; and Daniel Paulson, the son of Keenan A. Paulson, our Vice President—Water Treatment Group. Including retirement plan contributions and bonuses, each such employee earned in excess of $120,000 in fiscal 2012.

The Audit Committee Charter provides that the Audit Committee is responsible for approving all related party transactions. The Audit Committee reviews and ratifies all transactions involving our Company and any director, nominee for director, executive officer, other employee or family member thereof on a quarterly basis. It is our intention that these transactions will be on terms no less favorable to us than we could obtain from unaffiliated third parties.

PROPOSAL TWO — ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

The Company seeks a non-binding advisory vote from its shareholders to approve the compensation of our executive officers as described in this proxy statement under “Executive Compensation” and “Compensation Discussion and Analysis.”

This proposal gives our shareholders the opportunity to express their views on our executive officer compensation. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when making future executive officer compensation decisions.

Our executive compensation program has been designed to attract and retain executives who will lead our Company to achieve long-term success and growth in shareholder value. Consistent with that goal, our executive compensation is based on Company, business unit and individual performance and the alignment of the interests of our executive officers with those of our shareholders and is used to encourage our executive officers to stay with the Company. Our executive compensation program currently includes a mix of compensation elements that rewards current results as well as motivates long-term performance through an appropriate balance of base pay and performance-based variable compensation. To incent appropriate performance, our performance-based variable compensation consists of a short-term variable pay component that significantly rewards executives for both current business results as well as personal performance, and a long-term incentive plan that motivates long-term performance and aligns business results with the interests of our shareholders.

We are presenting this proposal, which gives you as a shareholder the opportunity to approve our executive officer compensation as disclosed in this proxy statement by voting for or against the following resolution:

RESOLVED, that the shareholders approve the compensation of the Company’s executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Company’s 2012 proxy statement.

THE BOARD OF DIRECTORS BELIEVES THAT THE COMPENSATION OF OUR EXECUTIVE OFFICERS IS APPROPRIATE AND RECOMMENDS A VOTE “FOR” THIS PROPOSAL TWO.

OTHER MATTERS

Our management does not know of any other business that will be presented for consideration at the Annual Meeting. If, however, any other business does properly come before the Annual Meeting, proxies will be voted in accordance with the judgment of the person or persons acting under them as to what is in the best interests of our Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, an independent registered public accounting firm, was retained by the Audit Committee for fiscal 2012 and has been retained by the Audit Committee as our auditor for fiscal 2013.

Representatives of KPMG LLP are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions.

PROPOSALS BY SHAREHOLDERS

In order for a shareholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting of shareholders, the written proposal must be received by us at our principal executive office no later than February 23, 2013. Any such proposals also must comply with all applicable requirements of Minnesota law and the rules and regulations of the SEC regarding shareholder proposals. In order for any other shareholder proposal to be properly brought before next year’s annual meeting of shareholders, we must receive a written notice at our principal executive office no later than, May 4, 2013, in conformance with our By-Laws. The persons named as proxies by us for that meeting will have discretionary authority to vote on any shareholder proposal for which such notice is not properly received by us and as otherwise permitted pursuant to the SEC’s rules and regulations regarding the voting of proxies. Any director nominations made by shareholders also must comply with the relevant provisions set forth in Article II of our By-laws, as described under the Nominating Process section above. A copy of our By-laws has been filed with the SEC and is available on the SEC’s website (www.sec.gov) or may be obtained by sending a written request to our Secretary at our executive offices.

FORM 10-K

Our Annual Report on Form 10-K for fiscal 2012, including financial statements, is being mailed with this Proxy Statement. Shareholders who wish to obtain an additional copy of our Annual Report on Form 10-K for fiscal 2012 may do so without charge by writing to: Hawkins, Inc., 3100 East Hennepin Avenue, Minneapolis, Minnesota 55413, Attention: Secretary. Our Annual Report on Form 10-K, as well as other Company reports, are also available on the SEC’s website (www.sec.gov).

HAWKINS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, August 2, 2012

3:00 p.m., Central Time

Midland Hills Country Club

2001 Fulham St.

Roseville, Minnesota

HAWKINS, INC. 3100 East Hennepin Avenue Minneapolis, Minnesota 55413

proxy

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

of Shareholders to be Held on August 2, 2012.

The Proxy Statement and Annual Report on Form 10-K are available at:

www.ezodproxy.com/hawkinsinc/2012

The following proxy materials and information are available for your review at www.ezodproxy.com/hawkinsinc/2012

•	the Company’s Notice of Annual Meeting and Proxy Statement;
•	the Company’s Annual Report on Form 10-K for the fiscal year ended April 1, 2012;
•	the form of Proxy Card;
•	the Letter to Shareholders; and
•	directions to the Annual Meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS ON AUGUST 2, 2012.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR ITEMS 1 THROUGH 8.

By signing the proxy, you revoke all prior proxies and appoint Patrick H. Hawkins, Kathleen P. Pepski and Richard G. Erstad, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments .

See reverse for voting Instructions.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945
COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/hwkn Use the internet to vote your proxy until 11:59 p.m. on August 1, 2012.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 11:59 p.m. on August 1, 2012.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

  Please detach here

The Board of Directors Recommends a Vote FOR Items 1 through 8.

Election of Directors:	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

1. John S. McKeon	☐	☐	☐	5. Daryl l. Skaar	☐	☐	☐

2. Patrick H. Hawkins	☐	☐	☐	6. James T. Thompson	☐	☐	☐

3. James A. Faulconbridge	☐	☐	☐	7. Jeffrey L. Wright	☐	☐	☐

4. Duane M. Jergenson	☐	☐	☐	8. Non-binding advisory vote on executive compensation (“say-on-pay”)	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTlON IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address change? Mark box ☐ Indicate changes below	Date
.

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.